Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES SECOND QUARTER FISCAL 2012 RESULTS

Mountain Grove, Missouri (February 14, 2012) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced operating results  for the second quarter of its fiscal year ending June 30, 2012.

For the quarter ended December 31, 2011, the Company had a net loss of $662,000, or ($0.43)  per share – diluted, compared to a net loss of $1.5 million or ($0.95) per share – diluted, for the comparable period in 2010.  The decrease in the net loss for the quarter ended December 31, 2011 when compared to the prior year is attributable to a $360,000 decrease in the provision for loan losses, a decrease of $617,000 in other non-interest expense, and a $197,000 decrease in income tax expense. These items were partially offset by a decrease of $271,000 in net interest income.

Net interest income decreased by $271,000 during the quarter ended December 31, 2011 compared to the comparable quarter in the prior year. This was the result of a decrease of $431,000, or 20.6%, in interest income from $2.1 million in the quarter ended December 31, 2010 to $1.7 million in the quarter ended December 31, 2011. This was partially offset by a decrease of $160,000, or 29.5%, in interest expense from $543,000 in the 2010 quarter to $383,000 in the 2011 quarter. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 4.33% in the 2010 quarter to 3.61% in the 2011 quarter, and by a decrease in the average balance of interest-earning assets of $9.2 million from $191.8 million in 2010 to $182.6 million in 2011. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.24% in the 2010 quarter to 0.92% in the 2011 quarter, and by a decrease of $8.8 million in the average balances of interest-bearing liabilities from $173.0 million in the 2010 quarter to $164.2 million in the 2011 quarter. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved since 2008.

The provision for loan losses was $18,000 during the quarter ended December 31, 2011 compared to a provision for loan losses of $408,000 during the quarter ended December 31, 2010. The decrease was primarily the result of a decrease in non-performing loans and classified loans.

Non-interest income decreased by $120,000 from a negative $226,000 during the three months ended December 31, 2010 to a negative $346,000 during the three months ended December 31, 2011. In both periods the negative total was the result of provisions for losses on real estate owned, which were $584,000 for the 2011 quarter and $500,000 for the 2010 quarter. In addition, service charges and other fee income decreased by $47,000, or 18.4%, to $208,000 in the 2011 quarter from $255,000 for the 2010 quarter. The Company also recorded a loss of $18,000 on the sale of other real estate held by the Company for investment during the 2011 quarter. These items were partially offset by an increase of $3,000 in net gain on the sale of property and equipment and real estate owned and by income from Bank Owned Life Insurance ("BOLI") of $24,000 in the 2011 quarter. The Company did not have an investment in BOLI during the 2010 period.  The decrease in service charges and other fee income appears to be occurring throughout the financial services industry with account holders taking greater care that they do not incur overdraft charges on their accounts. The provisions for loss on foreclosed real estate were made to expedite the disposal of real estate owned in light of market value trends and reduced values noted in new appraisals on these assets.

Non-interest expense decreased by $617,000 to $1.5 million during the quarter ended December 31, 2011 compared to $2.1 million during the quarter ended December 31, 2010. There were decreases of $31,000, $196,000 and $395,000 in professional fees, deposit insurance premiums and other non-interest expense, respectively. These decreases were partially offset by increases of $4,000 in compensation and employee benefits and $1,000 in occupancy and equipment expense. The decrease in other non-interest expense was due to the recording, during the 2010 quarter, of a $300,000 liability for possible settlement of a lawsuit brought by a former employee, as discussed in our Form 8-K filed on January 27, 2011. There was no similar expense in the 2011 quarter.  The decrease in deposit insurance premiums was the result of an adjustment of $213,000 in the balance of the prepaid deposit insurance premiums due to deposit shrinkage.  The increases in compensation and benefits and occupancy and equipment expenses were minimal.

For the six months ended December 31, 2011, the Company had a net loss of $950,000, or ($0.61) per share – diluted, compared to a net loss of $1.5 million, or ($0.99) per share – diluted for the comparable period in 2010.  The decrease in the net loss for the six months ended December 31, 2011 when compared to the prior year is attributable to a decrease of $397,000 in the provision for loan losses, a decrease in of $474,000 in non-interest expense, an increase of $99,000 in non-interest income and a decrease of $203,000 in the provision for income taxes between the periods. These items were partially offset by a decrease of $386,000 in net interest income.

Net interest income decreased by $386,000 during the six months ended December 31, 2011 compared to the prior year. This was the result of a decrease of $799,000, or 18.6%, in interest income from $4.3 million in the six months ended December 31, 2010 to $3.5 million in the six months ended December 31, 2011. This decrease was partially offset by a decrease of $413,000, or 34.4%, in interest expense from $1.2 million in the six months ended December 31, 2010 to $786,000 in the six months ended December 31, 2011. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 4.39% during the six months ended December 31, 2010 to 3.74% during the six months ended December 31, 2011, and by a decrease in the average balance of interest-earning assets of $8.3 million from $194.0 million in 2010 to $185.7 million in 2011. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.36% in the 2010 period to 0.95% in the 2011 period, and by a decrease of $9.5 million in the average balances of interest-bearing liabilities from $174.3 million in the 2010 period to $164.8 million, in the comparable 2011 period.

There was a $74,000 provision for loan losses during the six months ended December 31, 2011 compared to a $471,000 provision for loan losses during the six months ended December 31, 2010. The decrease was primarily the result of a decrease in non-performing loans and classified loans.

For the six months ended December 31, 2011, non-interest income totaled a negative $38,000, compared to a positive $61,000 for the six months ended December 31, 2010 for a net negative change of $99,000. In both the 2011 and the 2010 six month periods, there were large provisions for loss on real estate owned. These provisions totaled $592,000 and $500,000 for the 2011 and the 2010 periods, respectively. Service charges and other fee income decreased by $105,000, or 19.5%, to $433,000 for the 2011 period compared to $538,000 for the 2010 period.  Net loss on the sale of other real estate increased by $15,000, or 71.9%, to $36,000 in the 2011 period compared to $21,000 in the 2010 period.

Non-interest expense. Non-interest expense decreased by $474,000, or 12.6%, from $3.9 million during the six months ended December 31, 2010 to $3.5 million for the six months ended December 31, 2011.  This was the result of a decrease of $418,000 in other non-interest expense, a decrease of $178,000 in deposit insurance premiums and a decrease of $7,000 in occupancy and equipment expense. These decreases were partially offset by increases of $71,000 in compensation and benefits and $58,000 in professional fees. The decrease in other non-interest expense was due primarily to a $300,000 liability recorded in the 2010 period for the possible settlement of the lawsuit discussed earlier. This expense did not recur in the 2011 period.  The decrease in deposit insurance premiums was the result of an adjustment of $213,000 in the balance of the prepaid deposit insurance premiums due to deposit shrinkage.

Total consolidated assets at December 31, 2011 were $198.3 million, compared to $209.3 million at June 30, 2011, representing a decrease of $11.0 million, or 5.3%.  Stockholders’ equity at December 31, 2011 was $17.1 million, or 8.6% of assets, compared with $18.1 million, or 8.6% of assets, at June 30, 2011.  Book value per common share decreased to $11.03 at December 31, 2011 from $11.65 at June 30, 2011. The decrease in stockholders’ equity was primarily attributable to the net loss of $950,000 for the six month period ended December 31, 2011. There was also a decrease of

$8,000, net of taxes, during the six months ended December 31, 2011 in the market value of available-for-sale securities.

Net loans receivable decreased $1.5 million, or 1.6%, to $94.3 million at December 31, 2011 from $95.8 million at June 30, 2011. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and within the Bank’s primary market area. In addition, $391,000 in loans were charged off during the six month period ended December 31, 2011 and $346,000 of loans was transferred to real estate owned or repossessed assets during the period. Customer deposits decreased $8.7 million, or 4.8%, to $172.0 million at December 31, 2011 from $180.7 million at June 30, 2011. Retail repurchase agreement balances decreased by $1.3 million, or 19.9%, to $5.1 million at December 31, 2011 from $6.4 million at June 30, 2011.

Non-performing assets decreased during the first six months of fiscal 2011 by $2.3 million, or 22.0%, from $10.5 million at June 30, 2011 to $8.2 million at December 31, 2011. There were decreases of $741,000 in non-accrual loans, $1.6 million in real estate owned and other repossessed assets and $11,000 in impaired loans not past due. Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $1.7 million at December 31, 2011 was adequate to absorb known and inherent risks in the loan portfolio at that  date. At December 31, 2011 the allowance for loan losses was 34.7% of non-performing loans, including impaired loans not past due, as compared to 35.7% at June 30, 2011.

As was discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 13, 2011  the Company is operating under Cease and Desist Order ("Order") with the Board of Governors of the Federal Reserve System and the Bank is operating under an informal agreement ("Agreement") with the Director of the Division of Finance of the State of Missouri and the FDIC. In management’s opinion, all items required by the Company and the Bank under their respective Order and Agreement  through the six month period ended December 31, 2011 have been completed and/or complied with.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Company's Order to Cease and Desist and the Bank's Agreement with the Director of the Division of Finance of the State of Missouri, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC, including but not limited to the Form 10-K for the year ended June 30, 2011 and the Form 10-Q for the quarter ended December 31, 2011. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  R. Bradley Weaver, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Six Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Operating Data:

Total interest income	$1,662	$2,094	$3,498	$4,297
Total interest expense	382	543	786	1,199
Net interest income	1,280	1,551	2,712	3,098
Provision for loan losses	18	408	74	471
Net interest income (loss) after
provision for loan losses	1,262	1,143	2,638	2,627
Non-interest income (loss)	(346)	(226)	(38)	61
Non-interest expense	1,493	2,109	3,465	3,940
Income (loss) before income tax	(577)	(1,192)	(865)	(1,252)
Income tax expense (benefit)	85	282	85	288
Net loss	$(662)	$(1,474)	$(950)	$(1,540)
Net loss per share-basic	$(0.43)	$(0.95)	$(0.61)	$(0.99)
Net loss per share-diluted	$(0.43)	$(0.95)	$(0.61)	$(0.99)

	At	At
	December 31,	June 30,
Financial Condition Data:	2011	2011

Total assets	$198,304	$209,344
Loans receivable, net	94,280	95,817
Non-performing assets	8,165	10,474
Cash and cash equivalents	18,673	24,799
Investment securities	71,031	75,166
Deposits	171,996	180,661
Borrowed funds	8,141	9,417
Stockholders' equity	17,107	18,065
Book value per share	$11.03	$11.65